UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 11, 2022

OptimizeRx Corporation

(Exact name of registrant as specified in charter)

Nevada	001-38543	26-1265381
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Water Street, Suite 200, Rochester, MI	48307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 248.651.6568

                           Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	OPRX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On March 11, 2022, OptimizeRx Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) to acquire substantially all of the assets of EvinceMed Corp. (“EvinceMed”). The consideration to EvinceMed will comprise of $2,000,000 in cash and the issuance of shares of the Company’s Common Stock (the “Common Stock”). As partial consideration for the acquisition, the Company will issue up to 240,741 shares of Common Stock to EvinceMed, with 185,185 being issued at the closing of the acquisition. The Company will hold back 55,556 shares of Common Stock to secure potential adjustments to the purchase price that may result from the indemnification obligations of EvinceMed and the EvinceMed shareholder indemnitors. Any such holdback amount will be released 12 months from the closing of the acquisition, subject to any adjustments for the payment by EvinceMed and the shareholder indemnitors for its and their indemnification obligations.

Closing of the acquisition is expected in the second quarter of 2022. The shares of Common Stock will be issued in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMIZERX CORPORATION

Date:	March 17, 2022	By:	/s/ Edward Stelmakh
		Name:	Edward Stelmakh
		Title:	Chief Financial Officer

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